Kraton Performance Polymers, Inc. Announces Plans to Expand Hydrogenated Styrenic Block Copolymer Capacity in Asia on a Stand-alone Basis

HOUSTON, Oct. 3, 2012 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announced today that it plans to expand hydrogenated styrenic block copolymer (HSBC) manufacturing capability in Asia on a stand-alone basis. Locations in the region, including those in China, which were identified during the company's site selection process conducted in 2010 and early 2011, will be the primary areas of focus.

Kraton opted not to extend the previously announced Framework Agreement between the company and Formosa Petrochemical Corporation ("FPCC") which expired, in accordance with its terms, on September 30, 2012.  The expired agreement had governed the formation of a proposed 50/50 joint venture to build, own and operate a 30 kiloton HSBC plant at FPCC's petrochemical site in Mailiao, Taiwan.  Progress on the HSBC joint venture project had been significantly delayed while FPCC waited initially for environmental permit approval, and subsequently while FPCC sought resolution regarding conditions on which the permit was finally approved in July, 2012.  FPCC considered the conditions to be too restrictive and limiting on its overall operation in Mailiao, Taiwan.

"Given the importance of the HSBC expansion in Kraton's future growth plans, we are pleased to announce we are moving forward with a stand-alone HSBC expansion project in the Asia Pacific region," said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. "We believe a significant amount of the engineering and design work conducted to date will be applicable to the alternate location.  Moreover, given our significant liquidity and the strength of our balance sheet, we are well-positioned to develop and fund the project on a stand-alone basis," added Fogarty. "Having additional high quality production capability to satisfy our growing customers' future needs is a primary objective for Kraton.  In the interim, therefore, we will also explore expansion projects, within our current operating capability, to possibly bridge, if necessary, the timing for the new stand-alone HSBC production."

Presently, it is not possible to estimate with certainty either the project cost or the time-line for completion at an alternate stand-alone location. However, the options under consideration are within existing industrial sites where Kraton should have access to existing infrastructure and utilities, thus minimizing overall project expenditure. In the third quarter 2012 Kraton expects to incur a one-time pre-tax charge not to exceed $10 million associated with the write-off of a portion of project costs incurred to date.

About Kraton

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries, is a leading global producer of engineered polymers and, we believe, the world's largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us almost fifty years ago. SBCs are highly-engineered thermoplastic elastomers which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Our polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. We offer a broad range of products to more than 800 customers in over 60 countries worldwide, and are the only SBC producer with manufacturing and service capabilities on four continents. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, as well as plants in Germany, France and Brazil, and a joint venture plant operated in Japan.

Forward Looking Statements

This press release may contain "forward-looking statements," which are statements other than statements of historical fact and are often characterized by the use of words such as "believes," "expects," "estimates," "projects," "may," "will," "intends," "plans" or "anticipates," or by discussions of strategy, anticipated performance, plans or intentions, including statements with respect to the proposed construction of a manufacturing facility in the Asia-Pacific region (including timing, anticipated results or feasibility), the exploration of interim capital projects and any estimated charge against earnings.  All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in "Part I. Item 1A. Risk Factors" contained in our Annual Report on 10-K, as filed with the Securities and Exchange Commission and as subsequently updated in our Quarterly Reports on Form 10-Q. We hereby make reference to all such filings for all purposes. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

Kraton, the Kraton logo and design, and the "Giving Innovators Their Edge" tagline are all trademarks of Kraton Polymers LLC.

For Further Information:
H. Gene Shiels 281-504-4886